RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                        WESTERN PUBLISHING COMPANY, INC.

         Pursuant to Sections 245 and 242 of the General Corporation Law
                            of the State of Delaware

     The undersigned, the President of Western Publishing Company, Inc. (the "Corporation"), certifies that:

     1. The Corporation was originally incorporated under the name of WPC, Inc. and the Corporation's original certificate of incorporation was filed with the Delaware Secretary of State on March 1, 1979.

     2. The certificate of incorporation is hereby amended to effect the following amendments:

          (a) To change the name of the Corporation.

          (b) To change the par value of the Common Stock of the Corporation.

          (c) To change the address of the registered office of the Corporation.

     3. The certificate of incorporation, as amended heretofore, is hereby amended and, as so amended, restated to read in its entirety as set forth below:

                                    ARTICLE 1

     The name of the corporation is Golden Books Publishing Company, Inc.

                                    ARTICLE 2

     The address of its registered office in the State of Delaware is 1309 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                    ARTICLE 3

     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


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                                   ARTICLE 4

     The total number of shares of stock which the corporation shall have authority to issue is one hundred (100) consisting of one class only, designated Common Stock, of the par value of $.01 per share.

                                    ARTICLE 5

     The number of directors which shall constitute the whole Board of Directors shall be fixed by or in the same manner provided in the by-laws of the corporation.

                                    ARTICLE 6

     Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

                                    ARTICLE 7

     The by-laws of the corporation may be adopted, amended or repealed by the Board of Directors or the stockholders, but no by-laws adopted by the stockholders shall be amended or repealed by the Board of Directors, unless the by-laws adopted by the stockholders have conferred such authority upon the Board of Directors. Any by-law adopted by the Board of Directors shall be subject to amendment or repeal by the stockholders as well as by the Board of Directors.

Dated as of May 8, 1996



                                      /s/
                                      --------------------------------------
                                      Richard E. Snyder
                                      President


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